Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related prospectus of Derma Sciences, Inc. and to the incorporation by reference therein of our report dated March 31, 2010 (except for Note 3, as to which the date is March 29, 2011), with respect to the consolidated financial statements for the year ended December 31, 2009 of Derma Sciences, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
May 2, 2011